Sub-Item 77Q2

Nuveen Arizona Dividend Advantage
Municipal Fund 3
333-92290
811-21157

Based on a review of the SEC Forms 3, 4
and 5 furnished
to the Fund, the Fund believes that all
Section 16(a)
filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the initial affiliation report on behalf of the officer listed below was filed late on March 15, 2004, accession number
0001189642-04-000243.

There are no greater than ten-percent
shareholders of the Fund.


OFFICERS:

Daniel S. Solender